MDU Resources Reports First Quarter Earnings;
Board Approves Knife River Separation

BISMARCK, N.D. — May 4, 2023 — MDU Resources Group, Inc. (NYSE: MDU) today reported first quarter earnings on a generally accepted accounting principles (GAAP) basis of $38.3 million, or 19 cents per share, with adjusted earnings of $46.6 million, or 23 cents per share, compared to first quarter 2022 GAAP earnings of $31.7 million, or 16 cents per share.

MDU Resources announced on Aug. 4, 2022, its intent to separate its construction materials subsidiary, Knife River Corporation, into an independent, publicly traded company, and today announced its board of directors has approved the separation through a pro rata distribution on May 31 to stockholders of record on May 22 of the outstanding shares of common stock of Knife River Holding Company. Related to the Knife River spinoff, an Investor Day is planned for May 18 at the New York Stock Exchange. More information about the board’s decision and the Investor Day can be found at www.mdu.com.

MDU Resources also announced on Nov. 3, 2022, that it was undertaking a strategic review of its construction services subsidiary, MDU Construction Services Group Inc., which it expects to complete in the second quarter of 2023. With the separation of Knife River and the strategic review of MDU Construction Services Group, MDU Resources is reporting adjusted earnings that exclude costs attributable to these strategic initiatives. Adjusted earnings are a non-GAAP measure. For an explanation of non-GAAP earnings adjustments, see the “Non-GAAP Financial Measures” section in this news release. More information about the strategic initiatives can be found on the company’s website at www.mdu.com.

“We are pleased with our strong first quarter results, and we look forward to completing the separation of Knife River into a standalone, publicly traded company following the announcement today of our board’s approval,” said David L. Goodin, president and CEO of MDU Resources. “Our construction services business had record revenues in the first quarter and more than $2 billion in backlog at March 31. Our regulated energy delivery businesses performed extremely well, and Knife River benefited from its stronger product pricing. We expect this momentum to carry through the rest of the year across all our businesses.”

Results at each of MDU Resources’ businesses were positively impacted in the first quarter on a non-cash basis by higher investment returns on nonqualified benefit plans. Collectively, the positive earnings variance was approximately $9.1 million, or 4 cents per share, compared to first quarter 2022. The company attributes this change in investment returns to fluctuations in the financial markets.

Business Unit Highlights
Regulated Energy Delivery
The electric and natural gas utility earned $55.5 million in the first quarter, compared to $47.6 million in first quarter 2022. Rate relief in certain electric and natural gas jurisdictions contributed to the increase in earnings. Natural gas retail sales volumes were 4.2% higher and electric retail sales volumes were 3.3% higher than the first quarter last year. The utility reached a settlement agreement for a 7.4% increase in its North Dakota electric rate case, or $15.3 million in annual revenue, pending final approval by the Public Service Commission. The company had filed the requested electric rate increase on May 16, 2022, and implemented an approved 5.3% interim rate increase July 15. The company is constructing an 88-megawatt natural gas-fired electric generating facility near Mandan, North Dakota, and expects it to be operational this summer.

The pipeline business earned $8.3 million in the first quarter, compared to $7.3 million in the first quarter last year. The improvement was driven by higher transportation revenue, largely due to a full quarter of benefit from the North Bakken Expansion project that was placed in service Feb. 1, 2022, as well as its increased contracted volume commitments that began in February 2023. The pipeline business experienced record first quarter transportation volumes. On Jan. 27, the company filed a rate case with the Federal Energy Regulatory Commission in which it is seeking rate increases for its transportation and storage services. New rates, which are pending FERC approval, will take effect Aug. 1. The company expects to begin construction in the second quarter on three natural gas pipeline expansion projects that are anticipated to be in service later in 2023 and will add incremental capacity of approximately 300 million cubic feet per day.

Construction Materials and Services
The construction services business had record quarterly revenues of $754.3 million with earnings of $26.1 million in the first quarter, compared to revenues of $552.6 million and earnings of $21.3 million in first quarter 2022. The company experienced particularly strong demand for high tech and hospitality-related construction services during the quarter. Higher labor costs impacted margins, and higher interest rates negatively impacted results. Earnings before interest, taxes, depreciation and amortization (EBITDA) for construction services increased $8.7 million in the first quarter as revenues increased and the company recognized additional income on joint-venture arrangements. MDU Construction Services Group’s backlog increased 26% to an all-time first quarter record of $2.1 billion at March 31, compared to $1.67 billion at March 31 last year. Current backlog includes projects that will replace backlog projects that have been completed or are nearing completion.

The construction materials business experienced a seasonal loss of $41.3 million in the first quarter, compared to a loss of $40.0 million in the first quarter of 2022. Delays from unfavorable weather conditions across the majority of Knife River’s markets were largely offset by higher product pricing. Construction materials EBITDA increased $4.1 million in the first quarter as margin improved on aggregates. Knife River’s current contracting services backlog remains high as it begins to enter its peak construction season. Knife River’s contracting services backlog at March 31 increased approximately 23% to a first quarter record of $959 million, compared to $778 million at March 31 last year.

Guidance
Because of the strategic initiatives that MDU Resources has underway, the company is providing guidance for 2023 by business. For 2023, MDU Resources expects:
•Earnings from its regulated energy delivery businesses in the range of $140 million to $150 million.
•Construction services revenues of $2.80 billion to $3.00 billion in 2023, with slightly higher margins compared to 2022, and EBITDA of $200 million to $225 million.
•Construction materials revenues of $2.50 billion to $2.70 billion in 2023, with higher margins compared to 2022, and EBITDA of $300 million to $350 million.
These guidance ranges do not reflect one-time costs expected in 2023 related to the strategic initiatives. The majority of these one-time costs will be incurred at MDU Resources and reflected in the consolidated results. Some of the one-time costs will be reflected in Knife River's results. EBITDA is a non-GAAP financial metric. For a reconciliation of EBITDA to income from continuing operations, see the “Non-GAAP Financial Measures” section in this news release.

Corporate Strategy
MDU Resources’ board of directors has determined the future company structure that is most likely to maximize long-term value for shareholders is to create two pure-play publicly traded companies, one focused on regulated energy delivery and the other on construction materials. To achieve this future structure, the company expects to spin off Knife River on May 31 and expects in the second quarter to complete a strategic evaluation of its construction services business. MDU Resources remains committed to managing its businesses to deliver best-in-class operating performance and value for all stakeholders.

Conference Call
MDU Resources’ management will discuss first quarter results on a webcast at 2 p.m. EDT today. The webcast can be accessed at www.mdu.com under the “Investor Relations” heading. Select “Events & Presentations,” and click on “1Q 2023 Earnings Conference Call.” A replay of the webcast will be available at the same location.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 and the S&P High-Yield Dividend Aristocrats indices, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, visit www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.
Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Brent Miller, director of financial projects and investor relations, 701-530-1730

Forward-Looking Statements
The information in this news release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance the company’s projections, including estimates for growth, shareholder value creation and financial guidance or other proposed strategies, including the anticipated separation of Knife River or the proposed future structure of two pure-play publicly traded companies will be achieved. Please refer to assumptions contained in this news release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the Securities and Exchange Commission.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this news release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, the company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this news release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations and adjusted earnings, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary

Business Line	First Quarter 2023 Earnings	First Quarter 2022 Earnings
	(In millions, except per share amounts)
Electric	$16.6	$11.3
Natural gas distribution	38.9	36.3
Pipeline	8.3	7.3
Construction materials and contracting	(41.3)	(40.0)
Construction services	26.1	21.3
Other	(10.3)	(4.5)
Income from continuing operations	38.3	31.7
Discontinued operations, net of tax	—	—
Net income	$38.3	$31.7
Costs attributable to strategic initiatives, net of tax*	8.3	—
Adjusted net income	$46.6	$31.7
*Includes deductible transaction costs of $6.0 million ($4.6 million after-tax) and non-deductible transaction costs of $3.7 million.

Earnings per share:
Income from continuing operations	$.19	$.16
Discontinued operations, net of tax	—	—
Earnings per share	$.19	$.16
Earnings per share impact related to strategic initiative costs, net of tax	.04	—
Adjusted earnings per share	$.23	$.16

Consolidated Statements of Income
	Three Months Ended
	March 31,
	2023	2022
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$673.7	$553.5
Non-regulated pipeline, construction materials and contracting, construction services and other	1,063.6	863.1
Total operating revenues	1,737.3	1,416.6
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	101.9	97.7
Non-regulated pipeline, construction materials and contracting, construction services and other	1,002.8	810.2
Total operation and maintenance	1,104.7	907.9
Purchased natural gas sold	371.0	267.4
Depreciation, depletion and amortization	81.9	80.1
Taxes, other than income	80.8	67.5
Electric fuel and purchased power	24.4	26.3
Total operating expenses	1,662.8	1,349.2
Operating income	74.5	67.4
Other income (expense)	10.8	(2.4)
Interest expense	38.0	25.3
Income before income taxes	47.3	39.7
Income tax expense	9.0	8.0
Income from continuing operations	38.3	31.7
Discontinued operations, net of tax	—	—
Net income	$38.3	$31.7

Earnings per share – basic:
Income from continuing operations	$.19	$.16
Discontinued operations, net of tax	—	—
Earnings per share – basic	$.19	$.16
Earnings per share – diluted:
Income from continuing operations	$.19	$.16
Discontinued operations, net of tax	—	—
Earnings per share – diluted	$.19	$.16
Weighted average common shares outstanding – basic	203.6	203.4
Weighted average common shares outstanding – diluted	203.9	203.4

Selected Cash Flows Information
	Three Months Ended
	March 31,
	2023	2022
	(In millions)
Net cash provided by (used in) operating activities	$(43.6)	$112.4
Net cash used in investing activities	(151.0)	(150.7)
Net cash provided by financing activities	207.3	49.0
Increase in cash and cash equivalents	12.7	10.7
Cash and cash equivalents - beginning of year	80.5	54.2
Cash and cash equivalents - end of period	$93.2	$64.9

Capital Expenditures
Business Line	2023 Estimated	2024 Estimated	2025 Estimated	2023 - 2027 Total Estimated
	(In millions)
Electric	$102	$127	$130	$813
Natural gas distribution	234	311	260	1,276
Pipeline	145	117	127	458
Construction services	38	34	34	178
Construction materials and contracting	125	183	173	804
Total capital expenditures*	$644	$772	$724	$3,529

*Excludes "Other" category, as well as net proceeds from the sale or disposition of property
Note: Total capital expenditures is presented on a gross basis
The capital program is subject to continued review and modification by the company. Actual expenditures may vary from the estimates due to changes in load growth, regulatory decisions and other factors, including the proposed separation of Knife River and strategic review of MDU Construction Services Group. Acquisitions would be incremental to the company's 2023 to 2027 outlined capital investment plan.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment, EBITDA from continuing operations, 2023 EBITDA guidance, adjusted net income (loss) and adjusted earnings (loss) per share. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization. The company defines adjusted net income (loss) as net income (loss) attributable to the company before any transaction costs related to strategic initiatives.
The company believes these non-GAAP financial measures provide meaningful information to investors about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels, capital investment and the one-time costs associated with the company's strategic initiatives. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results internally and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.

The following tables provide a reconciliation of consolidated GAAP net income to EBITDA from continuing operations for actual as well as forecasted results. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended
	March 31,
	2023	2022
	(In millions)
Net income	$38.3	$31.7
Discontinued operations, net of tax	—	—
Income from continuing operations	38.3	31.7
Adjustments:
Interest expense	38.0	25.3
Income taxes	9.0	8.0
Depreciation, depletion and amortization	81.9	80.1
EBITDA from continuing operations	$167.2	$145.1

EBITDA Guidance Reconciliation for 2023
	Construction Services		Construction Materials and Contracting
	Low	High	Low	High
	(In millions)		(In millions)
Income from continuing operations	$120.0	$140.0	$90.0	$125.0
Adjustments:
Interest expense	15.0	15.0	55.0	55.0
Income taxes	40.0	45.0	30.0	45.0
Depreciation, depletion and amortization	25.0	25.0	125.0	125.0
EBITDA from continuing operations	$200.0	$225.0	$300.0	$350.0
The following table provides a reconciliation of consolidated GAAP net income to adjusted net income and GAAP earnings per share to adjusted earnings per share.

	Three Months Ended
	March 31,
	2023	2022
	(In millions)
Net income	$38.3	$31.7
Costs attributable to strategic initiatives, net of tax	8.3	—
Adjusted net income	$46.6	$31.7

Earnings per share	$.19	$.16
Earnings per share impact related to strategic initiative costs, net of tax	.04	—
Adjusted earnings per share	$.23	$.16

Electric	Three Months Ended
	March 31,
	2023	2022	Variance
	(In millions)
Operating revenues	$95.7	$93.7	2%
Operating expenses:
Electric fuel and purchased power	24.4	26.3	(7)%
Operation and maintenance	29.9	30.8	(3)%
Depreciation, depletion and amortization	15.6	16.9	(8)%
Taxes, other than income	4.7	4.6	2%
Total operating expenses	74.6	78.6	(5)%
Operating income	21.1	15.1	40%
Other income (expense)	1.2	(.3)	500%
Interest expense	6.8	7.1	(4)%
Income before taxes	15.5	7.7	101%
Income tax benefit	(1.1)	(3.6)	(69)%
Net income	$16.6	$11.3	47%
Adjustments:
Interest expense	6.8	7.1	(4)%
Income tax benefit	(1.1)	(3.6)	(69)%
Depreciation, depletion and amortization	15.6	16.9	(8)%
EBITDA	$37.9	$31.7	20%

Operating Statistics	Three Months Ended
	March 31,
	2023	2022
Revenues (millions)
Retail sales:
Residential	$36.2	$35.2
Commercial	34.8	33.6
Industrial	10.4	9.8
Other	1.7	1.6
	83.1	80.2
Transportation and other	12.6	13.5
	$95.7	$93.7
Volumes (million kWh)
Retail sales:
Residential	357.3	357.7
Commercial	385.5	364.1
Industrial	147.3	140.3
Other	20.2	19.5
	910.3	881.6
Average cost of electric fuel and purchased power per kWh	$.025	$.027
The electric business reported net income of $16.6 million in the first quarter, compared to $11.3 million for the same period in 2022. This increase was largely the result of interim rate relief in North Dakota and Montana and lower operation and maintenance expense, particularly payroll-related and materials costs associated with the closure in 2022 of Units 1 and 2 at Heskett Station, a coal-fired electric generating facility. The business also experienced higher investment returns on nonqualified benefit plans.

The previous table also reflects items that are passed through to customers resulting in no impact to earnings. These items include $1.9 million higher electric fuel and purchased power costs, which increased both operating revenues and electric fuel and purchased power; lower production tax credits driven by lower wind production during the quarter, which increased operating revenues and decreased income tax benefits; and lower depreciation and amortization expense driven largely by coal-fired electric generating facility plant closures, which was offset in operating revenues.
The electric business's EBITDA increased $6.2 million in the first quarter of 2023, compared to 2022, primarily the result of interim rate relief, higher investment returns on nonqualified benefit plans and lower operation and maintenance expense, as previously discussed.

Natural Gas Distribution	Three Months Ended
	March 31,
	2023	2022	Variance
	(In millions)
Operating revenues	$565.7	$450.6	26%
Operating expenses:
Purchased natural gas sold	397.3	293.3	35%
Operation and maintenance	57.2	54.1	6%
Depreciation, depletion and amortization	23.2	22.2	5%
Taxes, other than income	29.5	24.7	19%
Total operating expenses	507.2	394.3	29%
Operating income	58.5	56.3	4%
Other income (expense)	4.9	(.4)	1,325%
Interest expense	14.1	9.5	48%
Income before taxes	49.3	46.4	6%
Income tax expense	10.4	10.1	3%
Net income	$38.9	$36.3	7%
Adjustments:
Interest expense	14.1	9.5	48%
Income tax expense	10.4	10.1	3%
Depreciation, depletion and amortization	23.2	22.2	5%
EBITDA	$86.6	$78.1	11%

Operating Statistics	Three Months Ended
	March 31,
	2023	2022
Revenues (millions)
Retail Sales:
Residential	$325.3	$258.6
Commercial	202.9	162.7
Industrial	16.7	13.0
	544.9	434.3
Transportation and other	20.8	16.3
	$565.7	$450.6
Volumes (MMdk)
Retail sales:
Residential	32.3	31.0
Commercial	21.4	20.5
Industrial	1.9	1.8
	55.6	53.3
Transportation sales:
Commercial	.7	.7
Industrial	48.8	41.0
	49.5	41.7
Total throughput	105.1	95.0
Average cost of natural gas per dk	$7.15	$5.50

The natural gas distribution business reported net income of $38.9 million in the first quarter, compared to $36.3 million for the same period in 2022. Revenues increased in the period primarily as a result of approved rate relief in Washington and a 4.2% increase in retail sales volumes to all customer classes due to colder weather, partially offset by weather normalization and decoupling mechanisms and a gas cost-sharing mechanism in Oregon. The business also benefited from an increase in investment returns on nonqualified benefit plans during the quarter. These increases were offset in part by increased operation and maintenance expense, primarily driven by higher payroll-related costs. Also decreasing net income was higher interest expense from higher debt balances and increased interest rates, partially offset by increased interest income associated with higher purchased gas costs.
The previous table also reflects items that are passed through to customers resulting in no impact to earnings. These items include $104.0 million in higher natural gas costs, which increased both operating revenues and purchased natural gas sold, and $4.6 million in higher revenue-based taxes that increased both operating revenues and taxes, other than income.
The natural gas distribution business's EBITDA increased $8.5 million in the first quarter, compared to 2022, primarily the result of rate relief and higher retail sales volumes, increased investment returns on nonqualified benefit plans and increased interest income associated with higher purchased gas costs, partially offset by higher operation and maintenance expense, as previously discussed.

Pipeline	Three Months Ended
	March 31,
	2023	2022	Variance
	(In millions)
Operating revenues	$40.8	$37.1	10%
Operating expenses:
Operation and maintenance	17.5	15.4	14%
Depreciation, depletion and amortization	6.9	6.3	10%
Taxes, other than income	3.3	3.5	(6)%
Total operating expenses	27.7	25.2	10%
Operating income	13.1	11.9	10%
Other income	.7	.1	600%
Interest expense	3.3	2.5	32%
Income before taxes	10.5	9.5	11%
Income tax expense	2.2	2.2	—%
Net income	$8.3	$7.3	13%
Adjustments:
Interest expense	3.3	2.5	32%
Income tax expense	2.2	2.2	—%
Depreciation, depletion and amortization	6.9	6.3	10%
EBITDA	$20.7	$18.3	13%

Operating Statistics	Three Months Ended
	March 31,
	2023	2022
Transportation volumes (MMdk)	129.7	110.5
Customer natural gas storage balance (MMdk):
Beginning of period	21.2	23.0
Net withdrawal	(12.2)	(20.2)
End of period	9.0	2.8
The pipeline business reported net income of $8.3 million in the first quarter, compared to $7.3 million for the same period in 2022. The earnings increase was driven by higher transportation revenue, largely due to a full first quarter of benefit from the North Bakken Expansion project that was placed in service in February 2022, as well as its increased contracted volume commitments beginning in February 2023. The increase was offset in part by higher operation and maintenance expense primarily attributable to payroll-related costs and legal fees, largely due to the pending rate case. The business also incurred higher interest expense as a result of higher interest rates and higher debt balances in comparison to the same period in 2022. Depreciation expense increased largely from the North Bakken Expansion project due to a full quarter of impact in 2023, as previously discussed.
The pipeline business's EBITDA increased $2.4 million in the first quarter, compared to 2022, primarily from higher transportation revenues, partially offset by higher operating costs, as previously discussed.

Construction Services	Three Months Ended
	March 31,
	2023	2022	Variance
	(In millions)
Operating revenues	$754.3	$552.6	37%
Cost of sales:
Operation and maintenance	653.9	471.1	39%
Depreciation, depletion and amortization	4.2	4.1	2%
Taxes, other than income	28.2	19.0	48%
Total cost of sales	686.3	494.2	39%
Gross profit	68.0	58.4	16%
Selling, general and administrative expense:
Operation and maintenance	29.9	26.0	15%
Depreciation, depletion and amortization	1.3	1.1	18%
Taxes, other than income	1.6	1.8	(11)%
Total selling, general and administrative expense	32.8	28.9	13%
Operating income	35.2	29.5	19%
Other income	2.8	.1	2,700%
Interest expense	3.7	.9	311%
Income before taxes	34.3	28.7	20%
Income tax expense	8.2	7.4	11%
Net income	$26.1	$21.3	22%
Adjustments:
Interest expense	3.7	.9	311%
Income tax expense	8.2	7.4	11%
Depreciation, depletion and amortization	5.5	5.2	6%
EBITDA	$43.5	$34.8	25%

Operating Statistics	Revenue		Gross profit
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Business Line:	(In millions)
Electrical & mechanical
Commercial	$346.1	$188.1	$30.0	$20.3
Industrial	127.7	95.0	13.1	9.8
Institutional	55.5	40.7	1.7	.6
Renewables	11.7	24.9	(.5)	1.0
Service & other	52.1	46.5	5.6	5.7
	593.1	395.2	49.9	37.4
Transmission & distribution
Utility	152.4	143.0	17.9	19.9
Transportation	12.5	17.9	.2	1.1
	164.9	160.9	18.1	21.0
Intrasegment eliminations	(3.7)	(3.5)	—	—
Total	$754.3	$552.6	$68.0	$58.4

	Backlog at March 31,
	2023	2022
	(In millions)
Electrical & mechanical	$1,792	$1,388
Transmission & distribution	306	280
	$2,098	$1,668
Backlog at the construction services business remains strong with all-time record backlog. The business has secured additional projects to replace backlog projects that have been completed or are nearing the end of the project life cycle.
Most of the business's markets saw increased revenues, which contributed to record first quarter revenue. Electrical and mechanical revenues benefited from the business's project mix, specifically increased commercial, industrial and institutional market workloads as the business continues to make progress on hospitality, data center, high tech, health care and educational projects. Transmission and distribution revenues slightly increased year over year driven by increased utility workloads, primarily related to storm work and partially offset by lower transportation workloads particularly on street lighting projects.
The construction services business reported net income of $26.1 million in the first quarter, compared to $21.3 million for the same period in 2022. While revenues increased, margins at the construction services business decreased, largely in the commercial market, due to higher overall operating costs largely related to inflationary pressures, including costs for labor, subcontractors and equipment. In addition, margins were impacted by losses on certain projects. The business was also negatively impacted by higher selling, general and administrative costs, due largely to higher payroll-related costs, and interest expense from higher working capital needs and interest rates, partially offset by an increase in other income related to joint ventures.
The construction services business's EBITDA increased $8.7 million in the first quarter, compared to 2022, primarily a result of higher gross profit driven by the increase in revenues and additional income on joint-venture arrangements, as previously discussed. Slightly offsetting these increases were higher selling, general and administrative costs due largely to higher payroll-related costs.

Construction Materials and Contracting	Three Months Ended
	March 31,
	2023	2022	Variance
	(In millions)
Operating revenues	$307.9	$310.0	(1)%
Cost of sales:
Operation and maintenance	265.8	271.6	(2)%
Depreciation, depletion and amortization	28.4	27.3	4%
Taxes, other than income	9.6	10.0	(4)%
Total cost of sales	303.8	308.9	(2)%
Gross profit	4.1	1.1	273%
Selling, general and administrative expense:
Operation and maintenance	43.6	40.7	7%
Depreciation, depletion and amortization	1.2	1.1	9%
Taxes, other than income	3.9	3.9	—%
Total selling, general and administrative expense	48.7	45.7	7%
Operating loss	(44.6)	(44.6)	—%
Other income (expense)	.9	(2.0)	145%
Interest expense	9.5	5.2	83%
Loss before income taxes	(53.2)	(51.8)	3%
Income tax benefit	(11.9)	(11.8)	1%
Net loss	$(41.3)	$(40.0)	3%
Deductible transaction costs of $0.8 million ($0.6 million after tax) attributable to strategic initiatives	.6	—	—%
Adjusted net loss	$(40.7)	$(40.0)	2%
Adjustments:
Interest expense	9.5	5.2	83%
Income tax benefit	(11.9)	(11.8)	1%
Depreciation, depletion and amortization	29.6	28.4	4%
EBITDA	$(14.1)	$(18.2)	23%

*The Company identified certain costs that were reclassified from cost of sales to selling, general and administrative expenses of $16.3 million for the three months ended March 31, 2022. The reclassifications had no impact to net income.

Operating Statistics	Revenue		Gross profit
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Business Line:	(In millions)
Aggregates	$83.5	$77.6	$2.3	$.4
Ready-mix concrete	96.8	108.5	8.8	9.3
Asphalt	13.6	18.1	(6.0)	(5.2)
Other products*	38.6	37.5	(6.3)	(11.7)
Contracting services	115.0	114.3	5.3	8.3
Intracompany eliminations	(39.6)	(46.0)	—	—
	$307.9	$310.0	$4.1	$1.1

*Other products includes cement, asphalt oil, merchandise, fabric and spreading and other products that individually are not considered to be a major line of business for the segment.

	Three Months Ended
	March 31,
	2023	2022
Sales (thousands):
Aggregates (tons)	4,868	4,970
Ready-mix concrete (cubic yards)	561	734
Asphalt (tons)	179	316
Average selling price:
Aggregates (per ton)	$17.16	$15.62
Asphalt (per ton)	$76.07	$57.21
Ready-mix concrete (per cubic yard)	$172.64	$147.89
The construction materials and contracting business's backlog remains strong with record first quarter backlog as it begins to enter its peak construction season. Contracting services backlog was $959 million at March 31, compared to contracting services backlog at March 31, 2022, of $778 million.
The construction materials and contracting business reported a seasonal loss of $41.3 million in the first quarter, compared to a loss of $40.0 million in the same period in 2022. Reflecting inflationary impacts, the business has raised average product pricing across its product lines, which contributed to increased margins. The construction materials and contracting business was negatively impacted by unfavorable weather across most regions, particularly in the pacific region. Regions impacted by unfavorable weather experienced decreased volumes for certain products, primarily ready-mix concrete and asphalt, in the first quarter compared to the same period in 2022. Cement and asphalt oil product lines experienced improved gross profit due in part to higher volumes and lower costs. Increased aggregate revenue and margins offset some of the weather impacts, largely due to higher average selling prices and higher demand in the northwest region. The business continues to be impacted by inflation across all regions, with the biggest impacts increasing cost-per-unit amounts year over year for cement, labor, natural gas and diesel. The business also experienced increased interest expense as a result of higher average interest rates.
The construction materials and contracting business's EBITDA increased $4.1 million in the first quarter, compared to 2022. The increase was a direct result of higher gross profit for aggregates, cement and asphalt oil product lines, as well as increased investment returns on nonqualified benefit plans, as previously discussed. These increases were offset in part by higher selling, general and administrative costs, primarily increased payroll costs, corporate services and one-time costs associated with the spinoff.

Other
	Three Months Ended
	March 31,
	2023	2022	Variance
	(In millions)
Operating revenues	$4.7	$4.3	9%
Operating expenses:
Operation and maintenance	12.4	4.0	210%
Depreciation, depletion and amortization	1.1	1.1	—%
Total operating expenses	13.5	5.1	165%
Operating loss	(8.8)	(.8)	1,000%
Other income	.6	.1	500%
Interest expense	.9	.1	800%
Loss before income taxes	(9.1)	(.8)	1,038%
Income tax expense	1.2	3.7	(68)%
Net loss	$(10.3)	$(4.5)	127%
Costs attributable to strategic initiatives, net of tax*	7.7	—	—%
Adjusted net loss	$(2.6)	$(4.5)	(42)%
*Includes deductible transaction costs of $5.2 million ($4.0 after-tax) and non-deductible transaction costs of $3.7 million.
During the first quarter, Other experienced $8.4 million higher operation and maintenance expense, primarily related to strategic initiative costs incurred. This was partially offset by lower income tax expense due to the benefit from deductible strategic initiative costs and lower income tax adjustments related to the company's annualized estimated tax rate.
Also included in Other are general and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations.

Other Financial Data
	March 31,
	2023		2022
	(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$17.56		$16.53
Market price per common share	$30.48		$26.65
Dividend yield (indicated annual rate)	2.9%		3.3%
Price/earnings from continuing operations ratio (12 months ended)	16.6	x	15.1	x
Market value as a percent of book value	173.6%		161.2%
Total assets	$9,843		$8,971
Total equity	$3,575		$3,361
Total debt	$3,349		$2,848
Capitalization ratios:
Total equity	51.6%		54.1%
Total debt	48.4%		45.9%
	100.0%		100.0%